Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER 2021 RESULTS,
ANNOUNCES $0.18 PER SHARE DIVIDEND

●	Revenues of $1.2 billion, net income of $45.3 million
●	Earnings per diluted share of $0.79
●	Absorption ratio 122.6%
●	Economic recovery from COVID-19 impact continues, but supply chain issues remain
●	Board declares cash dividend of $0.18 per share of Class A and Class B common stock

SAN ANTONIO, Texas, April 21, 2021 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2021, the Company achieved revenues of $1.232 billion and net income of $45.3 million, or $0.79 per diluted share, compared with revenues of $1.287 billion and net income of $23.1 million, or $0.41 per diluted share, in the quarter ended March 31, 2020. Additionally, the Company’s Board of Directors declared a cash dividend of $0.18 per share of Class A and Class B Common Stock, to be paid on June 10, 2021, to all shareholders of record as of May 10, 2021.

“We are proud of our strong financial results for the first quarter of 2021, which were primarily driven by the continuing recovery of the national economy and widespread activity across the market segments we support,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Gradually increasing demand for aftermarket products and services, and strong demand for Class 8 new and used trucks contributed to our strong quarter,” said Rush. “Further, in the first quarter, we maintained our strict focus on expense management, which helped us nearly double our net income over the first quarter of 2020,” he said. “While the COVID-19 pandemic is not over, business conditions have improved significantly and, consumer spending remains strong. We expect the general economic recovery to continue as more states re-open across the country and businesses return to operating at full or close-to-full capacity,” he added.

“Though our industry will likely be impacted by supply constraints over the next few quarters affecting the availability of new commercial vehicles, we believe there is strong demand and that our sales will increase throughout the year as vehicle availability increases. We also expect that our parts and service revenues will improve steadily throughout the year, and with a continued focus on expense management, we believe we will achieve strong financial results in 2021,” said Rush.

“As always, I would like to thank our employees for their dedication to our customers and for their superb performance, which directly lead to us having such a positive start to the year,” said Rush.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 63% of the Company’s total gross profit in the first quarter of 2021, with parts, service and collision center revenues reaching $415.7 million, down 2.9% compared to the first quarter of 2020. The Company achieved a quarterly absorption ratio of 122.6% in the first quarter of 2021, compared to 114.3% in the first quarter of 2020.

“Our parts and services revenues are down slightly year-over-year, but they improved over the fourth quarter of 2020, and we expect to see gradual improvements as the year progresses,” said Rush. “Much of our quarter over quarter aftermarket growth can be attributed to parts sales related to the continued economic recovery, as well as healthy aftermarket activity from our refuse, construction and public sector customers. While service revenues are improving at a slower pace than parts revenues, we are currently adding service technicians to our network in anticipation of increased demand as the year progresses,” Rush said.

“It should also be noted that winter storms throughout Texas and the Southern United States negatively impacted revenue in the first quarter,” added Rush.

“Looking ahead, supply constraints are expected to impact the industry over the next two quarters. However, we intend to leverage the size of our nationwide dealership network and the scale of our nationwide parts inventory to attempt to mitigate parts supply chain issues as much as possible. Currently, we do not believe parts supply constraints will have a significant effect on our aftermarket revenues in 2021. We plan to continue to add technicians to our workforce with a focus on contract and preventive maintenance, which will offer not only expanded services for customers, but learning opportunities and a career path for less-experienced technicians. As the economic recovery continues, we believe aftermarket demand will grow throughout the remainder of 2021,” Rush noted.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 55,402 units in the first quarter of 2021, up 13.9% over the same time period last year, according to ACT Research. The Company sold 2,995 new Class 8 trucks in the first quarter, a decrease of 2.7% compared to the first quarter of 2020, and accounted for 5.4% of the new U.S. Class 8 truck market.

“In the first quarter, solid consumer spending and strong freight rates continued, and Class 8 truck manufacturers ramped up production capabilities. Our Class 8 new truck sales results were down slightly year-over-year, largely because we made some large fleet deliveries in the first quarter of 2020. However, we experienced a very strong first quarter in stock truck sales this year with robust activity from over-the-road customers, as well as vocational and construction customers nationwide,” Rush said.

“As we look ahead, we expect component manufacturers’ supply chain issues to impact second and third quarter new Class 8 truck sales across the industry. That said, there is currently strong demand for new Class 8 trucks and we believe sales will accelerate through the end of 2021. We also believe we are well positioned to increase our market share as the year progresses,” said Rush.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 62,088 units in the first quarter of 2021, up 13.5% over the same time period last year, according to ACT Research. The Company sold 2,334 Class 4-7 medium-duty commercial vehicles in the first quarter, a decrease of 28.5% compared to the first quarter of 2020, and accounted for 3.8% of the U.S. Class 4 through 7 commercial vehicle market.

“Our first quarter Class 4-7 new commercial truck sales were down primarily due to decreased activity from our lease and rental and food service customers. In addition, production shutdowns from some of the manufacturers we represent, and component supplier constraints also negatively impacted our first quarter Class 4 through 7 new commercial vehicle sales. Looking ahead, demand for Class 4 through 7 new commercial vehicles appears to be strong and we expect our market share to increase throughout 2021,” Rush said.

The Company sold 1,924 used commercial vehicles in the first quarter of 2021, a 23.5% increase compared to the first quarter of 2020. “We estimate that used commercial vehicle values increased approximately 10% in the first quarter of 2021 compared to the fourth quarter of 2020, and demand remained strong due to production constraints of new commercial vehicles. Though demand and pricing may soften somewhat as more new commercial vehicles are available, we believe overall used commercial vehicle values and demand will remain strong through 2021. Despite limited supply of used commercial vehicles, we believe our inventory is positioned appropriately to meet the needs of the market,” said Rush.

Network Expansion

The Company bolstered its support of customers nationwide by adding Rush Truck Center – Phoenix East, a parts and service location, to its nationwide network. “We are proud to announce this new location, as it is a reflection of our steadfast commitment to support or customers and keep them up and running,” said Rush.

Financial Highlights

In the first quarter of 2021, the Company’s gross revenues totaled $1.232 billion, a 4.3% decrease from $1.287 billion in the first quarter of 2020. Net income for the quarter was $45.3 million, or $0.79 per diluted share, compared to net income of $23.1 million, or $0.41 per diluted share, in the quarter ended March 31, 2020.

Aftermarket products and services revenues were $415.7 million in the first quarter of 2021, compared to $428.0 million in the first quarter of 2020. The Company delivered 2,995 new heavy-duty trucks, 2,334 new medium-duty commercial vehicles, 395 new light-duty commercial vehicles and 1,924 used commercial vehicles during the first quarter of 2021, compared to 3,078 new heavy-duty trucks, 3,264 new medium-duty commercial vehicles, 267 new light-duty commercial vehicles and 1,558 used commercial vehicles during the first quarter of 2020.

Rush Truck Leasing operates 45 PacLease and Idealease franchises in markets across the country with more than 8,500 trucks in its lease and rental fleet and more than 1,000 trucks under contract maintenance agreements. Lease and rental revenue declined 4.2% in the first quarter of 2021 compared to the first quarter of 2020. However, due to efficient management of the fleet and increased rental fleet utilization, our lease and rental gross profit increased 18.6% over the same time period.

During the first quarter of 2021, the Company repurchased $6.5 million of its common stock pursuant to its stock repurchase plan. In addition, the Company paid a cash dividend of $9.9 million during the first quarter. “In the first quarter, our disciplined adherence to expense management, as well as our laser focus on earning every sale possible, resulted in a record-high $316 million in cash and cash equivalents. With our strong balance sheet and free cash flow, we continue to return capital to our shareholders through our dividend and share repurchase programs while we also invest in our strategic initiatives, which will help us achieve our long-term growth goals,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Thursday, April 22, 2021, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (U.S.) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2021. Listen to the audio replay until April 29, 2021 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering the Conference ID 4369865.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the effects the COVID-19 pandemic may have on our business and financial results, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2020. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$316,070	$312,048
Accounts receivable, net	187,171	172,481
Inventories, net	877,876	858,291
Prepaid expenses and other	15,635	14,906
Total current assets	1,396,752	1,357,726
Property and equipment, net	1,183,437	1,203,719
Operating lease right-of-use assets, net	64,512	60,577
Goodwill, net	292,142	292,142
Other assets, net	71,580	71,229
Total assets	$3,008,423	$2,985,393

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$550,304	$511,786
Current maturities of long-term debt	135,523	141,672
Current maturities of finance lease obligations	26,448	26,373
Current maturities of operating lease obligations	10,329	10,196
Trade accounts payable	136,329	110,728
Customer deposits	42,966	74,209
Accrued expenses	126,407	151,830
Total current liabilities	1,028,306	1,026,794
Long-term debt, net of current maturities	369,587	387,982
Finance lease obligations, net of current maturities	93,584	90,740
Operating lease obligations, net of current maturities	55,229	51,155
Other long-term liabilities	34,424	34,246
Deferred income taxes, net	118,064	126,439
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2021 and 2020	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 42,885,268 Class A shares and 12,659,918 Class B shares outstanding in 2021; and 42,503,925 Class A shares and 12,470,308 Class B shares outstanding in 2020	558	551
Additional paid-in capital	449,790	437,646
Treasury stock, at cost: 12,999 Class A shares and 228,849 Class B shares in 2021; and 10,335 Class A shares and 73,437 Class B shares in 2020	(9,362)	(2,879)
Retained earnings	867,119	831,850
Accumulated other comprehensive income	1,124	869
Total shareholders’ equity	1,309,229	1,268,037
Total liabilities and shareholders’ equity	$3,008,423	$2,985,393

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)	(Unaudited)
Revenues
New and used commercial vehicle sales	$747,719	$789,554
Aftermarket products and services sales	415,737	427,978
Lease and rental	58,227	60,781
Finance and insurance	6,465	4,467
Other	3,658	3,883
Total revenue	1,231,806	1,286,663
Cost of products sold
New and used commercial vehicle sales	677,092	728,539
Aftermarket products and services sales	261,842	271,415
Lease and rental	48,058	52,208
Total cost of products sold	986,992	1,052,162
Gross profit	244,814	234,501
Selling, general and administrative expense	174,955	185,074
Depreciation and amortization expense	13,726	14,330
Gain on sale of assets	92	100
Operating income	56,225	35,197
Other income	919	1,241
Interest expense, net	507	4,769
Income before taxes	56,637	31,669
Income tax provision	11,304	8,562
Net income	$45,333	$23,107

Earnings per common share:
Basic	$0.82	$0.42
Diluted	$0.79	$0.41

Weighted average shares outstanding:
Basic	55,567	54,727
Diluted	57,734	55,989

Dividends declared per common share	$0.18	$0.13

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	March 31, 2021	March 31, 2020
New heavy-duty vehicles	$449,997	$470,784
New medium-duty vehicles (including bus sales revenue)	188,218	243,972
New light-duty vehicles	18,407	11,498
Used vehicles	88,343	59,710
Other vehicles	2,754	3,590

Absorption Ratio	122.6%	114.3%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2021	March 31, 2020
Floor plan notes payable	$550,304	$888,680
Current maturities of long-term debt	135,523	183,727
Current maturities of finance lease obligations	26,448	23,339
Long-term debt, net of current maturities	369,587	426,727
Finance lease obligations, net of current maturities	93,584	75,300
Total Debt (GAAP)	1,175,446	1,597,773
Adjustments:
Debt related to lease & rental fleet	(581,692)	(648,054)
Floor plan notes payable	(550,304)	(888,680)
Adjusted Total Debt (Non-GAAP)	43,450	61,039
Adjustment:
Cash and cash equivalents	(316,070)	(137,540)
Adjusted Net Debt (Cash) (Non-GAAP)	$(272,620)	$(76,501)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2021	March 31, 2020
Net Income (GAAP)	$137,113	$127,586
Provision for income taxes	39,578	44,048
Interest expense	4,752	26,218
Depreciation and amortization	56,852	56,777
(Gain) loss on sale of assets	(1,844)	59
EBITDA (Non-GAAP)	236,451	254,688
Adjustment:
Interest expense associated with FPNP	(3,808)	(25,279)
Adjusted EBITDA (Non-GAAP)	$232,643	$229,409

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2021	March 31, 2020
Net cash provided by operations (GAAP)	$664,308	$599,342
Acquisition of property and equipment	(119,644)	(279,411)
Free cash flow (Non-GAAP)	544,664	319,931
Adjustments:
Payments on floor plan financing, net	(238,495)	(177,997)
Proceeds from L&RFD	80,333	200,409
Principal payments on L&RFD	(179,423)	(172,412)
Non-maintenance capital expenditures	6,918	36,486
Adjusted Free Cash Flow (Non-GAAP)	$213,997	$206,417

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2021	March 31, 2020
Total Shareholders' equity (GAAP)	$1,309,229	$1,165,476
Adjusted net debt (cash) (Non-GAAP)	(272,620)	(76,501)
Adjusted Invested Capital (Non-GAAP)	$1,036,609	$1,088,975

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.